Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Experts” and to the use of our report dated April 29, 2011, with respect to the consolidated financial statements of Ocean Rig UDW Inc., in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-176641) and Prospectus of Ocean Rig UDW Inc. for the registration of 1,541,171 shares of its common stock.
We also consent to the use herein of our report dated February 3, 2011, with respect to the consolidated financial statements of Ocean Rig ASA.
/s/ Ernst & Young AS
Stavanger, Norway
October 11, 2011